EXHIBIT 5.1

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, OR 97209

(503) 727-2000

www.perkinscoie.com

September 23, 2005

Synthetech, Inc.

1290 Industrial Way

Albany Oregon 97322

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Synthetech, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company is filing with the Securities and Exchange Commission with respect to up to 952,975 shares of Common Stock, $.001 par value (the "Shares"), that may be issued pursuant to the Synthetech, Inc. 2005 Equity Incentive Plan (the "Plan").

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued by the Company pursuant to the Plan -- upon the due execution by the Company of any certificates representing the Shares, the registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan -- will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP